Exhibit 2.1

AMENDMENT TO Contract for Forwarding of Resources Raised Overseas in Brazilian Reais No. 230192809.

1. Contract Details
Date of Execution: 08/31/2009	Due Date: 12/30/2009	Contract Amount ("Principal"): RS 184,813,000.00
II. Parties
BANK: Banco Santander (Brazil) S/A
CNPJ/MF (Tax ID No.): 90.400.888/0001-42
Address: Rua Amador Bueno, 474 - Santo Amaro
City/State: São Paulo - SP
BORROWER: TIM CELULAR SA
CNPJ/MF(Tax ID No.): 04.206.050/0001-80
Address: Av. Giovanni Gronchi, 7143 - Vila Andrade
City/State: São Paulo - SP
INTERVENING PARTY: Null
CNPJ/CPF (Taxpayer ID No.)
INTERVENING PARTY: Null
CNPJ/CPF (Taxpayer ID No.)
INTERVENING PARTY: Null
CNPJ/CPF (Taxpayer ID No.)

Considering that the above qualified parties signed the Contract for Forwarding of Resources Raised Overseas in Brazilian Reais no. 230192809 ("Contract"), on 08/31/2009;

Considering the parties, by the present, intend to amend certain terms of the Contract;

Santander Services: Super line 4004-3535 (capitals and metropolitan regions) and 0800-702-3535 (other locals) - SAC 0800-762-7777- Ombudsman’s Office: 0800-726-0322

The parties decided to amend the Contract at the following terms:

1. From 12/30/2009, the following listed items contained in the Contract preamble are amended, being effective under the following wording:

Extension Data
Deadline — days	Due Date	Principal Amount Extended
547 to be counted from 12/30/2009	06/30/2011	RS 150,000,000.00
Interest Rate:
( ) Pre-fixed: %, per year, equivalent to % per month, reckoned exponentially "pro-rata temporis" (capitalized) considering the year’s days.
(X) Fluctuant:
Updating Parameter: 108.00% of CDI rate.
Fixed Interests: 0.00% per year, equivalent to 0.00% per month, reckoned exponentially "pro-rata temporis" (capitalized) considering the year’s days.

Principal Amount to be amortized in 12/30/2009
RS 34.813.000,00

2. The following terms will be applied to the accrued interests and financial charges until 12/30/2009:

Interests and financial charges payment:
( ) Incorporation of interest and financial charges to the Extended Principal Amount, being the new amount of the Contract the sum of these two amounts (X) Paid on 12/30/2009
Interests and charges accrued amount until 12/30/2009:
(X) To be reckoned under the criteria established in the Contract. ( ) RS

3. In the case of interest and finance charges settlement or amortization of Principal Amount, the BORROWER authorized hereby irrevocably, the BANK to make debt on current account of the related amounts.

4. If applicable to the Contract as stated herein, the Fluctuating Interest Rate, the financial charges will be on the new amount of the contract, now set, from 12/30/2009 until the due date, according to the conditions set in clause 1 above, namely: (i) updating parameter, and (ii) fixed interests.

4.1. The "updating parameter" is reckoned exponentially and cumulatively “pro rata temporis”, through the accumulation of the CDI rate (as defined below) disclosed for each day of the period between the date of release of funds (inclusive) and date(s) of their related salary(ies) (exclusive), each multiplied by the percentage defined in the preamble. The updating parameter relate to the amount actually owed by BORROWER.

Santander Services: Super line 4004-3535 (capitals and metropolitan regions) and 0800-702-3535 (other locals) - SAC 0800-762-7777- Ombudsman’s Office: 0800-726-0322

4.1.1 For this Agreement purposes, the CDI rate is the average daily Interbank Deposits, a term equal to one (1) business day Interbank Deposit Over “Extra Group”, calculated and published daily by CHTIP - Depository and Securities Settlement Central, expressed as annual percentage, based on two hundred and fifty-two (252) working days

4.1.2 If the CDI rates were not disclosed until the date of actual payment of the charges, making impossible to do the final reckoning of the amount due, on the date of payment a provisional reckoning must be done using the last CDI rate disclosed as substitute parameter

4.1.3 On the date the final CDI rates are disclosed, not published until the effective date of payment of the outstanding balance, a new reckoning will be prepared, using the final rates. Establishing to be any difference in relation to the provisional reckoning, this difference will be on since the date of provisional payment (inclusive) until the date of final disclosure of the CDI rates (exclusive), the remuneration of the CDI as described in the caput of this clause. In this case, the payment of the difference found, appropriately increasing the remuneration of the CDI rate, should be made by the BORROWER or the BANK, as appropriate, on date of final rates disclosure.

4.1.4 In the event of termination, withdrawal or inapplicability of the CDI rate, the variation in the average weighted and adjusted the financing operations for a day, backed by government bonds federal and processed through the Special System for Settlement and Custody (“Selic”) or clearing and settlement of assets in the form of repurchase agreements, released by the Central Bank of Brazil will be used during the period that is not possible to use the CDI rate.

4.2. On the transaction amount, duly updated by the "updating parameter" in accordance with clause 4.1 above, may be under the provisions in clause 1, fixed interest reckoned exponentially.

5. The terms agrees in the present amendment will be effective from 12/30/2009.

6. This amendment does not constitute novation, the parties do not have the intention of novating their obligations undertaking in the Contract, of which this instrument is an integral part and complementary to all legal purposes.

7. The signers state that they acknowledge and fully agreed with the terms of the amended Contract.

8. For the purposes herein, only the provisions that the space was marked are valid.

9. All other clauses and conditions of the Contract which were not amended by the present instrument are confirmed.

Santander Services: Super line 4004-3535 (capitals and metropolitan regions) and 0800-702-3535 (other locals) - SAC 0800-762-7777- Ombudsman’s Office: 0800-726-0322

In witness whereof, the parties have executed this Instrument in two (2) counterparts of equal contents, in the presence of the qualified witnesses below.

São Paulo, December 15, 2009

Banco Santander (Brazil) S/A	TIM CELULAR SA

INTERVENING PARTY(IES):

Null	Null

Null

Santander Services: Super line 4004-3535 (capitals and metropolitan regions) and 0800-702-3535 (other locals) - SAC 0800-762-7777- Ombudsman’s Office: 0800-726-0322

The present signatures instrument is integral part of the Amendment to Resources Pass-through Contract Raised Abroad in Reais executed between the Banco Santander (Brazil) S/A and TIM CELULAR SA on December, 15th, 2009.

The qualified undersigned herein is the consenting intervening party according the terms of art. 1.647 of Civil Code.

Name: Null	Name: Null
CPF (Taxpayer ID No.):	CPF (Taxpayer ID No.):
Matrimonial Regime:	Matrimonial Regime:

Name: Null
CPF (Taxpayer ID No.):
Matrimonial Regime:

Witnesses:

Name:	Name:
ID No:	ID No:
CPF (Taxpayer ID No.):	CPF(Taxpayer ID No.):

Santander Services: Super line 4004-3535 (capitals and metropolitan regions) and 0800-702-3535 (other locals) - SAC 0800-762-7777- Ombudsman’s Office: 0800-726-0322